                              Mycogen Corporation
                                  Exhibit 11
                Statements re Computation of Per Share Earnings
                 (Amounts in thousands, except per share data)

                                                        Three months ended
                                                             March 31,
                                                        1995          1994
                                                      -------        -------
Net income.......................................     $ 8,303        $11,423

Dividends on preferred stock.....................        (375)          (357)
                                                      -------        -------
Net income applicable to common shares...........       7,928         11,066

Adjustment for dividends on preferred stock......         375            357(1)
                                                      -------        -------
Net income for computation assuming
  full dilution..................................     $ 8,303        $11,423
                                                      =======        =======

Weighted average number of shares outstanding:

Average common shares for computation
  of primary net income per common share.........      19,205         19,036

Stock option equivalent shares...................         454            178(1)(2)

Conversion of preferred shares...................       1,671          1,596(1)
                                                      -------        -------

Average shares for computation of net income
  per common share assuming full dilution........      21,330         20,810
                                                      =======        =======

Net income per common share:

  Primary........................................     $   .41        $   .58
                                                      =======        =======

  Assuming full dilution.........................     $   .39        $   .55
                                                      =======        =======

(1) Additional shares from stock option equivalents and the conversion of preferred stock and respective adjustments for period stock dividends were not included in the calculation assuming full dilution where the effect was antidilutive or the dilution was less than 3%.

(2) Additional shares from stock option equivalents were not included in the calculation of primary net income per common share where the dilutive effect was less than 3%.